Employment Agreement for Dennis E. Foster

         This EMPLOYMENT AGREEMENT is made, entered into, and is effective as of this ninth day of March 1996 (hereinafter referred to as the "Effective Date"), by and between 360 Communications Company (hereinafter referred to as the "Company"), a Delaware corporation having its principal offices at 8725 Higgins Road, Chicago, Illinois, and Dennis E. Foster (hereinafter referred to as the "Executive").

         WHEREAS, the Executive is presently employed by the Company in the capacity of President and Chief Executive Officer; and

         WHEREAS,  the  Executive  possesses  considerable   experience  and  an
intimate knowledge of the business and affairs of the Company and its industry, its policies, methods, personnel, and operations; and

         WHEREAS, the Company recognizes that the Executive has demonstrated unique qualifications to act in an executive capacity for the Company; and

         WHEREAS, the Company is desirous of assuring the continued employment of the Executive in the above stated capacity, and the Executive is desirous of having such assurance;

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1. Term of Employment

         The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company in accordance with the terms and conditions set forth herein, for an initial term of five (5) years, commencing as of the Effective Date; subject, however, to earlier termination as expressly provided in Sections 6 and 7.

         The initial five (5) year term of employment automatically shall be extended for an additional one (1) year term at the end of the initial five (5) year term, and then again for an additional one (1) year term after each successive year thereafter. However, either party may terminate this Agreement at the end of the initial five (5) year term, or at the end of any successive one-year term thereafter, by giving the other party written notice of intent not to renew, delivered at least ninety (90) calendar days prior to the end of such initial or successive term.

         In the event such notice of intent not to renew is properly delivered by either party, this Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the initial or successive term then in progress, which will be deemed a termination

                                       -1-

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of employment  effective as of the last day of such initial or successive  term.
Upon the effective date of such termination, the Company shall pay to the Executive, in full satisfaction of the amounts due hereunder, (i) his full Base Salary, at the rate then in effect as provided in Paragraph 4.1, through the effective date of termination, (ii) a prorated incentive payment for the year in which termination occurs in an amount equal to the full annual incentive payment that would be made for such year pursuant to Section 4.2 assuming the achievement of preestablished performance goals at the target level, multiplied by a fraction, the numerator of which is the number of calendar months (counting a partial calendar month as a full month) that have elapsed (in the calendar year in which termination occurs) prior to the Executive's termination of employment, and the denominator of which is twelve, and (iii) all other compensation and benefits to which the Executive has a vested right at that time.

         Notwithstanding the foregoing, if at any time during the term of this Agreement a "Change in Control" of the Company occurs (as defined in Paragraph 7.4), then this Agreement shall become immediately irrevocable for the greater of (i) a period of two (2) years from the date of the Change in Control, or (ii) the otherwise remaining term of this Agreement.

Section 2. Position and Responsibilities

         During the term of this Agreement the Executive shall initially serve as President and Chief Executive Officer of the Company and, if so elected, as a member of the Company's Board of Directors (the "Board" or "Board of Directors"). During the term of this Agreement, the Executive shall be, and hold such offices and titles as are appropriate to, the highest ranking officer of the Company who is also an employee of the Company, and shall have full authority and responsibility, subject to the control and direction of the Board of Directors, for the overall strategic policies, management, and leadership of the Company.

Section 3. Standard of Care

         During the term of this Agreement, the Executive agrees to devote substantially his full business time, attention, and energies to the Company's business and shall not be engaged in any other business activity, if such business activity is pursued for gain, profit, or other pecuniary advantage. (Notwithstanding the preceding sentence, it is understood that the Executive has interests in race horses, and the maintenance of such interests and the pursuit of business activities related thereto shall not be deemed a violation of the preceding sentence, provided it does not interfere with the performance of his duties hereunder.) The Executive may serve as a director of such civic, charitable and educational boards as do not interfere with the performance of his duties hereunder. The Executive may serve as a director of other businesses so long as such service is not injurious to the Company and is preapproved by the Board of Directors. The Executive covenants, warrants, and represents that he shall

         (i) Devote his full and best efforts to the fulfillment of his employment obligations hereunder;

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



         (ii) Exercise the highest degree of loyalty to the Company and the highest standards of conduct in the performance of his duties; and

         (iii) Do nothing which intentionally harms, in any way, the business or reputation of the Company.

         This Section 3 shall not be construed as preventing the Executive from investing assets in such form or manner as will not require his services on the board of directors or in the daily operations of the affairs of the entities in which such investments are made.

Section 4. Compensation

         As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

         4.1. Base Salary. The Company shall pay the Executive a Base Salary in an amount which shall be established from time to time by the Board of Directors of the Company or the Compensation Committee of the Board ("Compensation Committee") provided, however, that such Base Salary shall not be at a rate of less than four hundred thousand dollars ($400,000) per year. This Base Salary shall be paid to the Executive in installments throughout the year, consistent with the normal payroll practices of the Company.

         The annual Base Salary shall be reviewed at least annually during the term of this Agreement to ascertain whether, in the judgment of the Board or the Compensation Committee of the Board or their respective designees, such Base Salary should be increased. If so increased, the Base Salary as stated above shall, likewise, be increased for all purposes of this Agreement. Once so increased, the Executive's rate of Base Salary shall not be decreased.

         4.2. Annual Incentive. The Company shall provide the Executive the opportunity to earn an annual incentive, payable in cash or such other form as may be available to senior executives of the Company generally, at a level which is commensurate with the then-current compensation philosophies of the Board or the Compensation Committee. However, in no event shall the Executive's annual target incentive opportunity be less than fifty percent (50%) of the Executive's then-current annual rate of Base Salary. The performance goals on which the annual incentive is based will be established and communicated at or prior to the beginning of the corresponding incentive plan year. The goals shall be established at levels that are thought to be reasonably ascertainable, though not certain of attainment.

         Nothing in this paragraph shall be construed as obligating the Company to refrain from changing and/or amending the underlying annual incentive plan prior to a Change in Control, so long as such changes are similarly applicable to senior executives generally.

         4.3. Long-Term Incentives. The Company shall provide the Executive an annual opportunity to earn a long-term incentive award at a level which is commensurate with the then-current compensation philosophies of the Board or the Compensation Committee, and commensurate with the opportunity appropriate for his level of responsibility with the Company.

         Nothing in this paragraph shall be construed as obligating the Company to refrain from changing and/or amending the underlying long-term incentive plan prior to a Change in Control, so long as such changes are similarly applicable to senior executives generally.

         The Executive's grant, as of the Effective Date, of twenty-five thousand (25,000) shares of restricted common stock of the Company, and an option to purchase twenty-one thousand (21,000) shares of the Company's common stock constitutes the Executive's long-term incentive award for the first year of this Agreement.

         In addition, the Executive acknowledges the grant of 31,600 shares of restricted common stock of the Company to replace the long term compensation opportunities under Sprint Corporation programs, which were lost in connection with the spinoff of the Company from Sprint Corporation.

         4.4. Supplemental Retirement Benefit. The Company shall provide to the Executive a supplemental retirement benefit, as described in this Paragraph 4.4. On no less than an annual basis, and in any event by March 31 following each calendar year end on which the Executive remains employed with the Company, the Company shall credit the Executive with a "Supplemental Retirement Credit." The amount of the Supplemental Retirement Credit shall be determined in accordance with the provisions of Exhibit A and shall be credited to an account ("Supplemental Retirement Account") on the records of the Company. At the same time, the Company shall deposit in a so-called "rabbi trust" (as described below) an amount equal to the amount credited to the Supplemental Retirement Account. The Supplemental Retirement Account shall be credited with earnings through the date of payment or forfeiture at a rate designated in advance by the Executive, from among at least four alternative rates designated by the Company. The Executive shall be permitted to change his designation of earnings rates, subject to such terms and conditions as the Company may impose; provided that the Executive shall be permitted to change such designation at least once per calendar quarter.

         Unless sooner vested pursuant to Paragraph 6.4, the Executive's Supplemental Retirement Account shall vest in the Executive one hundred percent (100%) upon the Executive's reaching age sixty (60); prior to reaching age sixty
(60) the Executive shall be zero percent (0%) vested in such Retirement Account.

         Any tax obligations (FICA or otherwise) arising from the crediting, vesting, or payment of the Supplemental Retirement Account shall be the responsibility of the Executive, except as may otherwise be provided in Section 7 (Change in Control).

         If the Executive's Supplemental Retirement Account does not vest, it shall be forfeited upon the Executive's employment termination.

         The Company's obligation to pay the Executive the amount in his Supplemental Retirement Account shall be an unfunded, unsecured obligation of the Company. However, the Company will establish a so-called "rabbi trust" as described in Revenue Procedure 92-64 to which it will contribute amounts when and as such amounts are credited to the Executive's Supplemental Retirement Account as Supplemental Retirement Contributions.

         In the event of a Change in Control or termination of the Executive's employment for Good Reason or by the Company other than for Cause, the Company shall, within 60 days thereafter, deposit in the "rabbi trust" any amount required to make the value of the assets held in the "rabbi trust" equal the value of the Executive's Supplemental Retirement Account, based on actual compensation through the date of the Change in Control or termination of the Executive's employment for Good Reason or by the Company other than for Cause, as applicable.

         Except as provided below, the payment of the vested balance in the Supplemental Retirement Account will be made in five (5) substantially equal annual installments, calculated as set forth in the following paragraph, with the first payment being made within ninety (90) calendar days of the Executive's termination of employment with the Company. Subsequent annual installments shall be made on successive anniversary dates of the first payment.

         The first payment will be in the amount of the entire vested balance in the Supplemental Retirement Account, determined as of immediately prior to such payment, multiplied by one-fifth. The second annual payment will be in the amount of the balance in the Supplemental Retirement Account, determined as of immediately prior to such payment, multiplied by one-fourth, with the third, fourth, and fifth payments computed similarly using the respective ratios of one-third, one-half, and one.

         A written election may be made by the Executive any time (but more than one (1) year prior to commencement of the payment) to elect to receive benefits in any other form of cash payment including, but not limited to, a lump sum. Notwithstanding the foregoing, the Company reserves the right to make payment of all or any portion of the Executive's vested Supplemental Retirement Account balance in a lump sum in the event of the Executive's death or Disability.

         This Supplemental Retirement Benefit is in full replacement and cancellation of the Executive's benefits under the Sprint Key Management Benefit Plan.

         4.5. Employee Benefits. During the term of this Agreement, and subject to the terms of each of the respective plans, the Executive shall be eligible for all benefits for which other senior executives of the Company are eligible. Benefits for which Executive shall be eligible include, but are not limited to, the Company's Retirement Savings Plan, group term life coverage, comprehensive health and major medical coverage, and short-term and long-term disability coverage.

         The Executive shall be entitled to paid vacation in accordance with the policy of the Company with regard to vacations of senior executive employees. In applying this policy, the Executive shall be given credit for prior service with Sprint Corporation.

         The Executive shall likewise be eligible to participate in any additional benefits available to senior executives of the Company as may be established by the Company during the term of this Agreement.

         4.6.  Retiree Medical Benefits.

         (i) In the event the Executive remains employed with the Company for the full length of the initial five (5) year term of this Agreement or the Executive has a termination of employment during such initial five (5) year term due to the Executive's death, Disability, termination by the Executive for Good Reason, or termination by the Company other than for Cause, then the Company shall upon the Executive's termination of employment provide retiree medical benefits described below.

         (ii) Notwithstanding the foregoing, retiree medical benefits will not be provided in the event the Executive's employment hereunder is terminated by the Executive other than for Good Reason prior to the end of the initial five
(5) year term of this Agreement.

         (iii) The retiree medical benefits will be provided by the Company to the Executive and the spouse to whom he is married on the Effective Date, for his life and the life of his spouse; provided that such benefits will not be provided to such spouse (other than as may be required under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA")) following a divorce or legal separation.

         (iv) Subject to the provisions of Paragraph 4.8 regarding reduction or discontinuance of benefits during the 24-month period following a Change in Control, such retiree medical benefits will be provided at the same coverage levels and cost to the Executive and his spouse for the employee-paid portion of the premium and co-payments as may from time to time made available to senior executive employees who are actively employed (with a reduction in such amount equal to the amount paid, or expected to be paid, by Medicare). Thus, other than within the 24-month period following a Change in Control, the Executive's benefits and those of his spouse may be changed (or even terminated) to the extent that the active employees' plan is modified (or terminated).

         (v) The Company reserves the right to provide the Executive a cash equivalent benefit for the Executive to obtain independently the retiree medical benefits to which he would otherwise be entitled pursuant to this Paragraph 4.6. In such case, the Company in good faith shall make the determination of the amount of this cash equivalent on a basis consistent with Financial Accounting Standards Board Statement No. 106. The Company's determination shall be conclusive. Any tax consequences of providing the retiree medical benefits described in this Paragraph 4.6 shall be the responsibility of the Executive, except as may otherwise be provided in Section 7 (Change in Control).

         4.7. Perquisites. The Company shall provide to the Executive, at the Company's cost, all perquisites which other senior executives of the Company are entitled to receive.

         4.8. Right to Change Plans. Nothing herein shall require the Company to institute, maintain, or refrain from changing, amending, reducing, or discontinuing any benefit plan, program, or perquisite available to senior executives, so long as such changes are similarly applicable to senior executive employees generally. Notwithstanding the foregoing, no such reduction or discontinuance adopted after a Change in Control shall be made effective with respect to the Executive within the 24-month period following a Change in Control.

Section 5. Expenses

         The Company shall pay, or reimburse the Executive, in accordance with the Company's policies and procedures applicable to senior executives, for all ordinary and necessary business expenses which the Executive incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in appropriate professional, business, and civic associations and societies where the Executive's participation is in the best interests of the Company. Membership in professional, business, and civic associations and societies selected by the Executive shall be deemed appropriate unless disapproved by the Board or the Compensation Committee.

Section 6. Employment Terminations

         6.1. Termination Due to Death. In the event of the death of the Executive during the term of this Agreement, the Company shall pay to the Executive's Beneficiary (i) the Executive's full Base Salary, at the rate then in effect as provided in Paragraph 4.1, earned through the date of death, (ii) a prorated incentive equal to the full annual incentive payment that would have been made for the year in which death occurred, assuming the achievement of preestablished performance goals at the target level, multiplied by a fraction, the numerator of which is the number of calendar months (counting a partial calendar month as a full month) that have elapsed (in the calendar year in which the Executive's death occurs) prior to the Executive's death, and the denominator of which is twelve, and (iii) all other compensation and benefits to which the Executive had a vested right at his death. Such Base Salary, prorated incentive salary and any other amounts to be paid as a single cash sum shall be paid in a single lump sum within 30 days of the Executive's death (except as otherwise required by ERISA or the terms of any applicable employee benefit plan).

         Except where otherwise required by ERISA or the terms of an applicable employee benefit plan, the Executive's Beneficiary with respect to each payment shall be the person so designated by the Executive in writing provided to the Company prior to his death. Subject to such exception, in the absence of such written beneficiary designation, the Executive's Beneficiary shall be his surviving spouse, or if he has no surviving spouse, his estate.

         Such Base Salary, prorated incentive, and any other amounts to be paid as a single cash sum shall be paid in a single lump sum within 30 days of the Executive's death.

         6.2. Termination Due to Disability. In the event the Executive becomes Disabled during the term of this Agreement, the Company shall have the right to terminate the Executive's employment and this Agreement. However, the Board or Compensation Committee shall deliver written notice to the Executive of the Company's intent to terminate for Disability at least thirty (30) calendar days prior to the effective date of such termination.

         A termination for Disability shall become effective upon the end of the thirty (30) day notice period. Upon the effective date of the Executive's termination of employment on account of Disability, the Company shall pay to the Executive (i) his full Base Salary, at the rate then in effect as provided in Paragraph 4.1, earned through the date of termination, (ii) a prorated incentive equal to the full annual incentive payment that would have been made for the year in which termination on account of Disability occurred, assuming achievement of preestablished performance goals at the target level, multiplied by a fraction, the numerator of which is the number of calendar months (counting a partial calendar month as a full month) that have elapsed (in the calendar year in which the Executive's termination of employment for Disability occurs) prior to the Executive's termination of employment for Disability, and the denominator of which is twelve, and (iii) all other compensation and benefits to which the Executive has a vested right at his termination of employment due to Disability. Such Base Salary, prorated incentive salary and any other amounts to be paid as a single cash sum shall be paid in a single lump sum within 30 days of the Executive's termination of employment for Disability (except as otherwise required by ERISA or the terms of any applicable employee benefit plan).

         The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of his usual duties as contemplated by Section 2, such Disability to be determined by the Board of Directors or the Compensation Committee upon receipt of and in reliance on competent medical advice from one or more individuals, selected by the Board or Compensation Committee, who are qualified to give such professional medical advice. However, in all cases for the Board or Compensation Committee to make a termination for Disability hereunder, such "Disability" must be of the type that would, with the lapse of time, qualify for benefits under the Company's long-term disability program.

         It is expressly understood that the Disability of the Executive for a period of ninety (90) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that the Executive's Disability will exist for more than such a period of time, shall not constitute a failure by the Executive to perform his duties hereunder and shall not be deemed a breach or default and the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

         6.3. Voluntary Termination by the Executive Other than for Good Reason. The Executive may terminate this Agreement at any time other than for Good Reason by giving the Board of Directors of the Company written notice of intent to terminate, delivered at least ninety (90) calendar days prior to the effective date of such termination (such period not to include vacation). The termination automatically shall become effective upon the expiration of the ninety (90) calendar day notice period.

         Upon the effective date of such termination by the Executive other than for Good Reason, the Company shall pay to the Executive his full Base Salary, at the rate then in effect as provided in Paragraph 4.1, earned through the effective date of termination (but no incentive for that plan year), plus all other compensation and benefits to which the Executive has a vested right at the effective date of such termination.

         6.4. Termination by the Company Other than for Cause. The Company may terminate the Executive's employment other than for Cause, at any time, for any reason other than death or Disability, by written notice to the Executive specifying the effective date of termination. Subject to the payment of the amounts described below in this Paragraph 6.4 and to the Change-in-Control Severance Benefits provided in Section 7, this Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire upon such termination of employment. A nonrenewal of this Agreement after the initial five (5) year period or after any successive one (1) year term, as described in
Section 1, with proper notice shall not be deemed a termination under this Paragraph 6.4 and shall not trigger the payment of amounts pursuant to this Paragraph 6.4.

         Upon the effective date of an involuntary termination other than for Cause, death, or Disability, under this Paragraph 6.4, or upon the effective date of a "Good Reason" termination (as provided in Paragraph 6.6), the Company shall pay to the Executive and provide the Executive with the following, provided such termination is not a "Qualifying Termination" as described in Paragraph 7.2:

                  (a) A lump-sum cash amount equal to the Executive's unpaid Base Salary, annual incentive for the year prior to the year in which termination occurred (to the extent not yet paid at the time of such termination), accrued vacation pay, unreimbursed business expenses, and all other items earned by the Executive through and including the effective date of termination, (to the extent not yet paid at the time of such termination), in full satisfaction for these amounts owed to the Executive;

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



                  (b) A prorated incentive equal to the Executive's full annual incentive payment that would have been made for the year in which termination occurred assuming the achievement of preestablished performance goals at the target level, multiplied by a fraction, the numerator of which is the number of calendar months (counting a partial calendar month as a full month) that have elapsed (in the calendar year in which the Executive's effective date of termination occurs) prior to the Executive's effective date of termination, and the denominator of which is twelve
                           (12);

                  (c) A lump-sum cash amount equal to two (2) multiplied by the Executive's annual rate of Base Salary in effect upon the effective date of termination;

                  (d) A lump-sum cash amount equal to two (2) multiplied by the Executive's full annual incentive payment that would have been made for the year in which termination occurred assuming the achievement of preestablished performance goals at the target level;

                  (e)      An  immediate   full   vesting  of  the   Executive's
                           Supplemental Retirement Account;

                  (f) Reimbursement for standard outplacement services provided by a nationally recognized outplacement firm of the Executive's selection, for a period of up to two (2) years from the Executive's effective date of termination. Notwithstanding the foregoing, the aggregate amount of such reimbursement shall not exceed twenty-five percent (25%) of the Executive's annual rate of Base Salary as of the date of termination; and

                  (g) All other compensation and benefits to which the Executive has a vested right at that time, except to the extent the Executive elects to receive payment of such compensation or benefits at a later date.

         Any amounts or benefits provided under this Paragraph 6.4 shall be in lieu of all other benefits provided to the Executive under the provisions of this Agreement including, but not limited to, those benefits provided under
Section 7. Change-in-Control benefits, as provided in Section 7 (and not amounts or benefits under this Paragraph 6.4), shall be paid in the event of a Qualifying Termination.

         6.5. Termination For Cause. Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive's employment under this Agreement for "Cause." In the event the Board determines that Cause exists, the Board shall deliver written notice to the Executive of the facts and circumstances leading to the Board's determination, and including the effective date of the termination for Cause. Upon the effective date of a termination for Cause, the Company shall pay the Executive his full Base Salary, at the rate then in effect as provided in Paragraph 4.1, earned through the effective date of such termination for Cause. The Executive shall not be paid any annual incentive for the year in which such termination for Cause occurs. However, the Executive shall be entitled to all other accrued compensation and accrued benefits to which the Executive has a vested right at that time. Thereafter, this Agreement, along with all corresponding rights, duties, and covenants, shall automatically expire.

         "Cause" shall be determined by the Board in the exercise of good faith and reasonable judgment, and shall be defined as: (i) the Executive's conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company; or (ii) a demonstrably willful and deliberate act or failure to act which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of the Company, which causes material harm, financial or otherwise, to the Company and which act or inaction is not remedied within fifteen (15) business days of the Executive's receipt of written notice from the Company which describes the act or inaction; (iii) the consistent gross neglect of duties, or wanton negligence by the Executive in the performance of his duties hereunder, (iv) the material breach by the Executive of the terms of this Agreement, or (v) the Executive's refusal to stand for election or reelection to the Board without the consent of the Company.

         6.6. Termination for Good Reason. The Executive may terminate this Agreement for Good Reason by giving the Board thirty (30) calendar days' written notice of such intent to terminate for Good Reason, which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Good Reason shall mean, without the Executive's prior written consent, the occurrence of any one or more of the following:

         (i) The assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as contemplated by Section 2 of this Agreement, or any other action of the Company which results in a material adverse change in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

         (ii) The Company's requiring the Executive to be based more than thirty-five (35) miles from the location of his principal office at that time;

         (iii) A material reduction or elimination of any component of the Executive's compensation as provided for in Section 4, other than as permitted under Paragraph 4.8;

         (iv) Failure of the Executive to be elected or reelected to the Board without his prior written consent; or

         (v) A material breach by the Company of any provision of this Agreement which is not remedied by the Company promptly after receipt of notice thereof is given by the Executive.

         Upon the lapse of the thirty (30) calendar day notice period, the Good Reason termination shall take effect and the Executive's obligation to serve the Company, and the Company's obligation to employ the Executive, under the terms of this Agreement shall terminate simultaneously. If the Good Reason termination is not a Qualifying Termination, the Executive shall receive from the Company the same benefits provided in Paragraph 6.4 as if the termination were a termination by the Company other than for Cause. If the Good Reason termination is a Qualifying Termination, the Executive shall be entitled to Change-in-Control Severance Benefits under Section 7.

Section 7. Change in Control

         7.1. Right to Change-in-Control Severance Benefits. If there has been a Change in Control of the Company (as defined in Paragraph 7.4) and the Executive has a Qualifying Termination (as defined in Paragraph 7.2), the Executive shall be entitled to receive from the Company Change-in-Control Severance Benefits (as described in Paragraph 7.3). The Change-in-Control Severance Benefits described in Paragraphs 7.3(a), 7.3(b), 7.3(c), 7.3(d) and, to the extent payable in cash, 7.3(g), shall be paid in cash to the Executive in a single lump sum as soon as practicable following the date of the Qualifying Termination, but in no event later than thirty (30) calendar days after such date.

         7.2. Qualifying Termination. Each of the following events constitutes a Qualifying Termination:

                  (a) The Company's termination of the Executive's employment other than for Cause within thirty (30) days prior to a Change in Control or within
                           twenty-four   (24)  months   following  a  Change  in
                           Control;

                  (b) The Executive's voluntary termination of employment for Good Reason within thirty (30) days prior to a Change in Control or within twenty-four (24) months following a Change in Control;

                  (c) A successor company fails or refuses to assume the Company's entire obligations under this Agreement, as required by Section 8;

                  (d) The Company, or any successor company, commits a material breach of any of the provisions of this Agreement within twenty-four (24) months following a Change in Control; and

                  (e) The Executive's voluntary termination of employment at any time during the consecutive thirty (30) day period which begins on the first day of the thirteenth (13th) full month immediately following a Change in Control.

         A Qualifying Termination shall not include a termination of the Executive's employment by reason of death, Disability, the Executive's voluntary termination other than for Good Reason except as provided in Paragraph 7.2(e), or the Company's termination of the Executive's employment for Cause.

         7.3. Change-in-Control Severance Benefits. In the event the Executive has a Qualifying Termination, the Company shall pay to the Executive and provide the Executive with the following:

                  (a) A lump-sum cash amount equal to the sum of Executive's unpaid Base Salary through the date of termination, annual incentive for the year prior to the year in which his Qualifying Termination occurred (to the extent not yet paid at the time of such Qualifying Termination), accrued vacation pay, unreimbursed business expenses, and all other items earned by the Executive through and including the date of the Qualifying Termination (in full satisfaction for these amounts owed to the Executive);

                  (b) A prorated incentive equal to the Executive's full annual incentive payment that would have been made for the year in which the Executive's Qualifying Termination occurred assuming the achievement of preestablished performance goals at the target level, multiplied by a fraction, the numerator of which is the number of calendar months (counting a partial calendar month as a full month) that have elapsed (in the calendar year in which the Executive's effective date of termination occurs) prior to the Executive's effective date of termination, and the denominator of which is twelve (12);

                  (c) A lump-sum cash amount equal to three (3) multiplied by the Executive's annual rate of Base Salary in effect upon the date of the Qualifying Termination;

                  (d) A lump-sum cash amount equal to three (3) multiplied by the Executive's then-current target incentive opportunity established under the Company's annual incentive plan for the year in which the Qualifying Termination occurs;

                  (e) If Executive is not entitled to retiree medical benefits pursuant to Paragraph 4.6, then a continuation of the Executive's health benefit coverage at the same cost to the Executive, and at the same coverage level as in effect as of the date of the Qualifying Termination, for thirty-six (36) months from the date of the Qualifying Termination; the required health benefit continuation period under Section 601 et seq. of ERISA ("COBRA") shall begin concurrent with the start of this benefit continuation period; subject to the following:

                                            Except  as  otherwise   required  by
                                    COBRA, the providing of this post-employment
                                    health benefit coverage by the Company shall
                                    be  discontinued  prior  to  the  end of the
                                    continuation   period  to  the  extent  that
                                    similar   benefits  are   available  to  the
                                    Executive from a subsequent employer, as determined by the Board or the Compensation Committee in the exercise of good faith and reasonable judgment, except that, to the extent such subsequent coverage excludes (or would exclude) preexisting conditions, such post-employment coverage shall be continued. The Executive shall have a duty to inform the Board as to the availability of coverage from a subsequent employer. The Executive shall provide, or cause to be provided to the Board in writing, correct, complete, and timely information concerning the same;

                  (f) Reimbursement for standard outplacement services from a nationally recognized outplacement firm of the Executive's selection, for a period of up to two (2) years from the date of the Executive's Qualifying Termination. Notwithstanding the foregoing, the aggregate amount of such reimbursement shall not exceed thirty-five percent (35%) of the Executive's annual rate of Base Salary as of the date of the Qualifying Termination; and

                  (g) All other compensation and benefits to which the Executive has a vested right at that time, except to the extent the Executive elects to receive payment of such compensation or benefits at a later date.

         The Change-in-Control  Severance Benefits provided under this Paragraph
7.3 shall be in lieu of all other benefits provided to the Executive under the provisions of this Agreement including, but not limited to, those benefits provided under Paragraph 6.4. Any amounts payable under this Paragraph 7.3 that are to be paid in a lump sum shall be paid in a single lump sum upon the effective date of the Qualifying Termination. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of amounts payable to Executive under any of the provisions of this Agreement.

         7.4. Definition of "Change in Control." "Change in Control" of the Company means the first to occur of any one or more of the following:

                  (a) the acquisition or holding by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 ("1934 Act")), other than by the Company or any Subsidiary or any employee benefit plan of the Company or a Subsidiary, of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of 30% or more of the then-outstanding common stock of the Company ("Common Stock") or the then-outstanding Voting Power of the Company; provided, however, that no Change in Control shall occur solely by reason of any such acquisition by a corporation with respect to which, after such acquisition, more than 60% of both the then-outstanding common shares and the then-outstanding Voting Power of such corporation are then- beneficially owned, directly or indirectly, by the persons who were the beneficial owners of the Common Stock immediately before such acquisition, in substantially the same proportions as their respective ownership, immediately before such acquisition, of the then-outstanding Common Stock and Voting Power of the Company; or

                  (b) individuals who, as of the Effective Date, constitute the Board (the "Incum bent Board") cease for any reason to constitute at least a majority of the Board; provided that any individual who becomes a director after the Effective Date whose election or nomination for election by the Company's stockholders was approved by at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 under the 1934 Act)) shall be deemed to be members of the Incumbent Board; or

                  (c) approval by the stockholders of the Company of (1) a merger, reorganiza tion or consolidation (an "Extraordinary Transaction") with respect to which persons who were the respective beneficial owners of the Common Stock immediately before such
                           Extraordinary Transaction would not, if such Extraordinary Transaction were to be consummated immediately after such stockholder approval (but otherwise in accordance with the terms presented in writing to the stockholders of the Company for their approval), beneficially own, directly or indirectly, more than 60% of both the then- outstanding common shares and the then-outstanding Voting Power of the corporation resulting from such Extraordinary Transaction, in substantially the same proportions as their respective ownership, immediately before such Extraordinary Transaction, of the then-outstanding Common Stock and Voting Power of the Company, (2) a liquidation or dissolution of the Company or (3) the sale or other disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions;

                           provided, however, that for the purposes of this Paragraph the votes of all Section 16 Persons shall be disregarded in determining whether stockholder approval has been obtained.

         Notwithstanding the foregoing, a Change in Control will not occur with respect to any Section 16 Person who is, by agreement or understanding (written or otherwise), a participant on such Section 16 Person's own behalf in a transaction which causes the Change in Control to occur.

         For purposes of this definition, "Section 16 Person" means a person who is subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions involving equity securities of the Company; "Subsidiary" means a United States or foreign corporation with respect to which the Company owns, directly or indirectly, 50% or more of the then-outstanding common stock; and "Voting Power" means the combined voting power of the then-outstanding securities of a corporation entitled to vote generally in the election of directors.

         7.5. Excise Tax Payment. If any portion of the amounts payable under Paragraphs 7.3 or any other payment or benefit provided under this Agreement, or under any other agreement with, or plan of the Company, including but not limited to stock options, restricted stock, and other long-term incentives (in the aggregate "Total Payments") would constitute an "Excess Parachute Payment," such that an excise tax is triggered under Section 4999 of the Internal Revenue Code of 1986, as amended ("Code"), then the Company shall provide to the Executive, in cash, an additional payment in an amount to cover the full cost of this excise tax and the Executive's state and federal income, employment, and excise taxes on this additional payment (and to cover the resulting income, employment, and excise taxes resulting from each successive payment, and so on as necessary to completely neutralize the excise tax impact). For this purpose, the Executive shall be deemed to be in the highest marginal rate of federal and state taxes. This payment shall be made as soon as possible following the date of the Executive's Qualifying Termination, but in no event later than thirty
(30) calendar days from such date.

         For purposes of this Agreement, the term "Excess Parachute Payment" shall have the meaning assigned to such term in Section 280G of the Code.

         7.6. Subsequent Recalculation. In the event it is finally determined by the Internal Revenue Service ("IRS") that the excise tax payable by Executive under Section 4999 of the Code is greater than the amount computed pursuant to Paragraph 7.5, the Company shall reimburse the Executive for any additional amount necessary to make the Executive whole (less any amounts received by the Executive that the Executive would not have received had the computations initially been computed as subsequently adjusted), including the value of any underpaid excise tax, and any related interest and/or penalties due to the IRS.

         Each party shall promptly give the other notice of any IRS inquiry, examination, claim or refund with respect to the applicability or amount of excise taxes payable by Executive under Section 4999 of the Code, and the parties shall cooperate with each other in resolving any issues thereon raised by the IRS. In the event Executive fails promptly to reimburse the Company as provided in the preceding paragraph, the Company, in addition to any other remedies available to it, shall be entitled to reduce the amount of any payments due the Executive by the amount required to be so reimbursed.

Section 8. Assignment

         8.1. Assignment by Company. This Agreement shall be binding upon and shall inure to the benefit of, the Company and its successors. Any such successor shall be deemed to be the Company for all purposes of this Agreement. As used in this Agreement, the term "successor" shall mean any surviving corporation in a merger or consolidation, or any person, corporation, partnership, or other business entity which, whether by purchase or otherwise, acquires all or substantially all of the assets of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder. Without limiting the generality of the foregoing, it is specifically agreed that an assignment of this Agreement by the Company will not diminish Executive's rights under Section 7 hereof.

         The Company shall require any successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession were to take place.

         Except as provided in this Section 8.1, this Agreement may not be assigned by the Company.

         8.2. Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's Beneficiary, determined in accordance with Paragraph 6.1.

Section 9.  Dispute Resolution and Notice

         9.1. Dispute Resolution. The Executive shall have the right and option to elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by litigation or by arbitration.

         If arbitration is selected, such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

         All expenses of such litigation or arbitration, including but not limited to the reasonable fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or legal proceeding, and any prejudgment interest, shall be borne by the Company.

         9.2. Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, the Board, or the Compensation Committee of the Board, at the Company's principal offices.

Section 10.  Miscellaneous

         10.1. Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto or between the Executive and the Company, with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.

         10.2. Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

         10.3. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

         10.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         10.5. Tax Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

Section 11. Governing Law

         To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

         IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of ___________________, 1996.



ATTEST                                         360 Communications Company


By:                                            By:
      Corporate Secretary                        Chairman, Compensation
                                                 Committee of the Board of
                                                 Directors



                                               By:
                                                 Executive, Dennis E. Foster

                                    EXHIBIT A

         The amount of the annual Supplemental Retirement Credit to the Executive's Supplemental Retirement Account shall be equal to the actuarially computed value necessary to provide an annual replacement beginning at age sixty-five (65) of forty percent (40%) of the Executive's final annual Base Salary and target bonus opportunity at age sixty-five (65), for the Executive's expected life (using the 83 GATT mortality table), offset by the age sixty-five
(65) pension benefit provided by the Executive's former employers (i.e., Sprint Corporation, AT&T, and GTE). For purposes of this calculation, it will be assumed that the Executive will retire at age sixty-five (65), that pay will increase by six percent (6%) each year, and that all past and future Supplemental Retirement Credits will be credited with a level eight percent (8%) rate of return, regardless of the actual return credited to the Executive's Supplemental Retirement Account (i.e., the Executive will obtain a greater benefit if the amount credited to his Supplemental Retirement Account pursuant to Paragraph 4.4 exceeds an annualized eight percent (8%) rate of return, and a lower benefit if the amount so credited fails to achieve an annualized eight percent (8%) rate of return). This actuarial calculation shall be performed annually, substituting actual Base Salary and target bonus amounts for estimated projections as such actual amounts become known, and adjusting the percentage of pay required as an annual funding contribution, such that the percentage of Base Salary required as an annual funding contribution shall be projected to be the same for all future years (based on the then-available actual historical compensation history and assumed projected increases as set forth above), in the percentage required to produce the forty percent (40%) replacement ratio. The Schedule attached to this Agreement provides the calculation for the initial year of operation.